Exhibit 99.2

HUNTINGTON BANCSHARES

2012 SECOND QUARTER PERFORMANCE

DISCUSSION

Date: July 19, 2012

The following provides detailed earnings performance discussion that complements the summary review contained in Huntington Bancshares Incorporated’s (NASDAQ: HBAN) 2012 Second Quarter Earnings Press Release, which can be found at:

http://www.investquest.com/iq/h/hban/ne/news/

Table 1 – Earnings Performance Summary

	2012
	Second	First	Change
(in millions)	Quarter	Quarter	Amount	%
Net interest income	$429.0	$417.2	$11.8	3%
Provision for credit losses	36.5	34.4	2.1	6
Noninterest income	253.8	285.3	(31.5)	(11)
Noninterest expense	444.3	462.7	(18.4)	(4)

Income before income taxes	202.0	205.4	(3.5)	(2)
Provison for income taxes	49.3	52.2	(2.9)	(6)

Net income	152.7	153.3	(0.6)	(0)

Dividends on preferred shares	8.0	8.0	(0.1)	(1)

Net income applicable to common shares	$144.7	$145.2	$(0.5)	(0)%

Net income per common share-diluted	$0.17	$0.17	$—	0%

Revenue – fully-taxable equivalent (FTE)
Net interest income	$429.0	$417.2	$11.8	3%
FTE adjustment	5.7	3.9	1.8	46

Net interest income – FTE	434.7	421.1	13.6	3
Noninterest income	253.8	285.3	(31.5)	(11)

Total revenue – FTE	$688.5	$706.5	$(17.9)	(3)%

Significant Items Influencing Financial Performance Comparisons

From time-to-time, revenue, expenses, or taxes are impacted by items we judge to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that we believe their outsized impact at that time to be infrequent or short term in nature. We believe the disclosure of such “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance trends. (See Significant Items under the Basis of Presentation for a full discussion.)

Table 2 highlights the Significant Items impacting reported results for the prior quarter, as there were no significant items in the current and year ago quarters:

Table 2 – Significant Items Influencing Earnings Performance Comparisons

Three Months Ended	Impact
(in millions, except per share)	Amount (1)	EPS (2)
June 30, 2012 – GAAP income	$152.7	$0.17

March 31, 2012 – GAAP income	$153.3	$0.17
— Bargain purchase gain, FDIC-assisted Fidelity Bank acquisition	11.4	0.01
— Addition to litigation reserves	(23.5)	(0.02)

June 30, 2011 – GAAP income	$145.9	$0.16

(1)	Favorable (unfavorable) impact on GAAP income; pre-tax unless otherwise noted
(2)	After-tax; EPS reflected on a fully diluted basis

Net Interest Income, Net Interest Margin, and Average Balance Sheet

2012 Second Quarter versus 2012 First Quarter

Fully-taxable equivalent net interest income increased $13.6 million, or 3%, from the 2012 first quarter. This reflected the combined benefits of a $1.3 billion, or 3% (10% annualized), increase in average earning assets and a 2 basis point increase in the fully-taxable equivalent net interest margin (NIM) to 3.42%. The increase in average earnings assets reflected a $2.0 billion, or 5% (21% annualized), increase in average total loans and leases, partially offset by a $0.8 billion decline in average loans held for sale, reflecting last quarter’s $1.3 billion automobile loan securitization and sale. The primary item impacting the increase in the NIM was:

•	5 basis point positive impact from the reduction in the cost of average total interest bearing liabilities, as well as 7% growth in average noninterest bearing deposits.

Partially offset by:

•	3 basis point negative impact from the mix and yield of earning assets and other items.

The acquisition of Fidelity Bank at the end of the prior quarter had a positive 2 basis point impact on the NIM, and the recent redemptions of two issuances of trust preferred securities had a 1 basis point positive impact.

Table 3 – Loans and Leases – 2Q12 vs. 1Q12

	2012
	Second	First	Change
(in billions)	Quarter	Quarter	Amount	%
Average Loans and Leases
Commercial and industrial	$16.1	$14.8	$1.3	9%
Commercial real estate	6.1	5.9	0.2	4

Total commercial	22.2	20.7	1.5	7

Automobile	5.0	4.6	0.4	9
Home equity	8.3	8.2	0.1	1
Residential mortgage	5.3	5.2	0.1	2
Other consumer	0.5	0.5	(0.0)	(5)

Total consumer	19.0	18.5	0.5	3

Total loans and leases	$41.2	$39.1	$2.0	5%

Average total loans and leases increased $2.0 billion, or 5% (21% annualized), from the 2012 first quarter, primarily reflecting:

•

$1.3 billion, or 9% (34% annualized), growth in average total Commercial and Industrial (C&I) loans. This reflected the continued elevated level of activity from multiple business lines including middle market and equipment finance, as well as $0.1 billion related to the Fidelity Bank acquisition at the end of the prior quarter.

•

$0.4 billion, or 9% (36% annualized), growth in average Automobile loans. Automobile loan originations were more than $1.1 billion, the highest quarter ever. While not impacting averages, $1.3 billion of automobile loans were reclassified to loans held for sale at the end of the quarter in anticipation of another securitization and sale in the second half of 2012.

•

$0.2 billion, or 4% (15% annualized), growth in average Commercial Real Estate (CRE) loans. This reflected the full quarter impact of the Fidelity Bank related loans, partially offset by continued runoff of the noncore portfolio.

Table 4 – Deposits – 2Q12 vs. 1Q12

	2012
	Second	First	Change
(in billions)	Quarter	Quarter	Amount	%
Average Deposits
Demand deposits – noninterest bearing	$12.1	$11.3	$0.8	7%
Demand deposits – interest bearing	5.9	5.6	0.3	5

Total demand deposits	18.0	16.9	1.1	6
Money market deposits	13.2	13.1	0.0	0
Savings and other domestic deposits	5.0	4.8	0.2	3
Core certificates of deposit	6.6	6.5	0.1	2

Total core deposits	42.8	41.4	1.4	3
Other domestic deposits of $250,000 or more	0.3	0.3	(0.0)	(14)
Brokered deposits and negotiable CDs	1.4	1.3	0.1	9
Other deposits	0.4	0.4	(0.1)	(17)

Total deposits	$44.9	$43.5	$1.4	3%

Average total deposits increased $1.4 billion, or 3% (13% annualized), from the 2012 first quarter primarily reflecting:

•

$1.1 billion, or 6% (26% annualized), increase in average total demand deposits. As disclosed in the prior quarter, there remains approximately $1.0 billion of commercial noninterest bearing demand deposits from several large relationships that we consider short term in nature.

•	$0.2 billion, or 3% (13% annualized), growth in average savings and other domestic deposits.

•	$0.1 billion, or 2% (7% annualized), increase in average core certificates of deposits.

The acquisition of Fidelity Bank at the end of the prior quarter contributed $0.7 billion to average total deposits in 2012 second quarter.

2012 Second Quarter versus 2011 Second Quarter

Fully-taxable equivalent net interest income increased $27.5 million, or 7%, from the year-ago quarter. This reflected a $3.0 billion, or 6%, increase in average total earning assets and a 2 basis point increase in the NIM. The increase in average earning assets reflected a combination of factors including:

•	$2.6 billion, or 7%, increase in average total loans and leases.

•	$0.4 billion, or 251%, increase in average held-to-maturity securities.

•	$0.2 billion, or 127%, increase in average loans held for sale.

Partially offset by:

•	$0.2 billion, or 2%, decrease in average total available-for-sale and other securities.

The 2 basis point increase in the NIM reflected a 28 basis point positive impact from the reduction in the cost of average total interest bearing liabilities, partially offset by a 25 basis point negative impact from lower earning asset yields and other items.

Table 5 – Loans and Leases – 2Q12 vs. 2Q11

	Second Quarter		Change
(in billions)	2012	2011	Amount	%
Average Loans and Leases
Commercial and industrial	$16.1	$13.4	$2.7	20%
Commercial real estate	6.1	6.2	(0.2)	(3)

Total commercial	22.2	19.6	2.6	13

Automobile	5.0	6.0	(1.0)	(16)
Home equity	8.3	7.9	0.4	6
Residential mortgage	5.3	4.6	0.7	15
Other consumer	0.5	0.5	(0.1)	(14)

Total consumer	19.0	18.9	0.1	0

Total loans and leases	$41.2	$38.5	$2.6	7%

Average total loans and leases increased $2.6 billion, or 7%, from the year-ago quarter primarily reflecting:

•

$2.7 billion, or 20%, increase in average C&I loans, reflecting a combination of factors, including the benefits from our strategic initiatives focusing on equipment finance and large corporate. In addition, we continued to see strong growth in more traditional middle-market and business banking loans. This growth was evident despite line utilization rates that remained well below historical norms.

•	$0.7 billion, or 15%, increase in average residential mortgages as we chose to sell a lower percentage of mortgages during the 2011 second half.

•	$0.4 billion, or 6%, increase in average home equity loans, reflecting increased customer preference with over 70% of new originations in a first lien position.

Partially offset by:

•

$1.0 billion, or 16%, decline in average automobile loans. This reflected the impact of our continued program of the securitization and sale of such loans. Specifically, $1.0 billion of such loans in the 2011 third quarter and $1.3 billion in the 2012 first quarter were securitized and sold. While not impacting averages, $1.3 billion of automobile loans were reclassified to loans held for sale at the end of the quarter in preparation for an expected securitization in the second half of 2012.

Table 6 – Deposits – 2Q12 vs. 2Q11

	Second Quarter		Change
(in billions)	2012	2011	Amount	%
Average Deposits
Demand deposits – noninterest bearing	$12.1	$7.8	$4.3	55%
Demand deposits – interest bearing	5.9	5.6	0.4	7

Total demand deposits	18.0	13.4	4.6	35
Money market deposits	13.2	12.9	0.3	2
Savings and other domestic deposits	5.0	4.8	0.2	4
Core certificates of deposit	6.6	8.1	(1.5)	(18)

Total core deposits	42.8	39.1	3.7	9
Other domestic deposits of $250,000 or more	0.3	0.5	(0.2)	(36)
Brokered deposits and negotiable CDs	1.4	1.3	0.1	7
Other deposits	0.4	0.3	0.0	3

Total deposits	$44.9	$41.3	$3.6	9%

Average total deposits increased $3.6 billion, or 9%, from the year-ago quarter primarily reflecting:

•

$3.7 billion, or 9%, growth in average total core deposits. The drivers of this change were a $4.6 billion, or 35%, growth in average total demand deposits and more modest growth in both money market deposits and savings and other domestic deposits, partially offset by $1.5 billion, or 18%, decline in average core certificates of deposit.

The acquisition of Fidelity Bank contributed $0.7 billion to average total deposits in 2012 second quarter.

Provision for Credit Losses

The provision for credit losses increased $2.1 million, or 6%, from the prior quarter. The period end allowance for credit losses (ACL) as a percentage of total loans and leases decreased to 2.28% from 2.37%, with the ACL as a percentage of period end total nonaccrual loans (NALs) declining to 192% from 206%. Net charge-offs (NCO) were $84.2 million, up 2% from $83.0 million in the prior quarter. However, NCOs were an annualized 0.82% of average loans and leases in the current quarter, down from 0.85% in the 2012 first quarter (see Credit Quality discussion).

Noninterest Income

2012 Second Quarter versus 2012 First Quarter

Table 7 – Noninterest Income – 2Q12 vs. 1Q12

	2012
	Second	First	Change
(in millions)	Quarter	Quarter	Amount	%
Noninterest Income
Service charges on deposit accounts	$66.0	$60.3	$5.7	9%
Trust services	29.9	30.9	(1.0)	(3)
Electronic banking income	20.5	18.6	1.9	10
Mortgage banking income	38.3	46.4	(8.1)	(17)
Brokerage income	19.0	19.3	(0.2)	(1)
Insurance income	17.4	18.9	(1.5)	(8)
Bank ow ned life insurance income	14.0	13.9	0.0	0
Capital markets fees	13.5	10.0	3.5	35
Gain on sale of loans	4.1	26.8	(22.6)	(85)
Automobile operating lease income	2.9	3.8	(0.9)	(24)
Securities (losses) gains	0.4	(0.6)	1.0	157
Other income	27.9	37.1	(9.2)	(25)

Total noninterest income	$253.8	$285.3	$(31.5)	(11)%

Noninterest income decreased $31.5 million, or 11%, from the prior quarter primarily reflecting:

•	$22.6 million, or 85%, decline in gain on sale of loans, as the previous quarter included a $23.0 million automobile loan securitization gain.

•	$9.2 million, or 25%, decline in other income, reflecting the prior quarter’s $11.4 million bargain purchase gain associated with the FDIC-assisted Fidelity Bank acquisition.

•

$8.1 million, or 17%, decline in mortgage banking income. This primarily reflected a $6.8 million decline in the benefit of net mortgage servicing rights (MSR) and a $1.1 million decline in origination and secondary marketing income.

Partially offset by:

•	$5.7 million, or 9%, increase in service charges on deposit accounts, reflecting continued growth in consumer households and business relationships.

•	$3.5 million, or 35%, increase in capital market fees, reflecting strong customer demand for interest rate protection and other risk management products.

2012 Second Quarter versus 2011 Second Quarter

Table 8 – Noninterest Income – 2Q12 vs. 2Q11

	Second Quarter		Change
(in millions)	2012	2011	Amount	%
Noninterest Income
Service charges on deposit accounts	$66.0	$60.7	$5.3	9%
Trust services	29.9	30.4	(0.5)	(2)
Electronic banking income	20.5	31.7	(11.2)	(35)
Mortgage banking income	38.3	23.8	14.5	61
Brokerage income	19.0	20.8	(1.8)	(9)
Insurance income	17.4	16.4	1.0	6
Bank ow ned life insurance income	14.0	17.6	(3.6)	(21)
Capital markets fees	13.5	8.5	4.9	58
Gain on sale of loans	4.1	2.8	1.4	50
Automobile operating lease income	2.9	7.3	(4.4)	(61)
Securities (losses) gains	0.4	1.5	(1.2)	(77)
Other income	27.9	34.2	(6.4)	(19)

Total noninterest income	$253.8	$255.8	$(1.9)	(1)%

Noninterest income decreased $1.9 million, or 1%, from the year-ago quarter primarily reflecting:

•	$11.2 million, or 35%, decline in electronic banking income related to implementing the lower debit card interchange fee structure mandated in the Durbin Amendment of the “Dodd-Frank Act”.

•	$6.4 million, or 19%, decrease in other income, as the year-ago quarter reflected an increased value in the loan servicing asset.

•	$4.4 million, or 61%, decline in automobile operating lease income, reflecting the impact of a declining portfolio as a result of having exited that business in 2008.

•	$3.6 million, or 21%, decline in bank owned life insurance income.

Partially offset by:

•

$14.5 million, or 61%, increase in mortgage banking income. This primarily reflected an $18.7 million increase in origination and secondary marketing income. Also impacting the year-over-year comparison was a $0.8 million net MSR hedging gain in the current quarter compared to a net MSR hedging gain of $4.8 million in the year-ago quarter.

•	$5.3 million, or 9%, increase in service charges on deposits, primarily reflecting continued strong customer growth.

•	$4.9 million, or 58%, increase in capital markets fees reflecting strong customer demand for interest rate protection and other risk management products.

Noninterest Expense

2012 Second Quarter versus 2012 First Quarter

Table 9 – Noninterest Expense – 2Q12 vs. 1Q12

	2012
	Second	First	Change
(in millions)	Quarter	Quarter	Amount	%
Noninterest Expense
Personnel costs	$243.0	$243.5	$(0.5)	(0)%
Outside data processing and other services	48.1	42.1	6.1	14
Net occupancy	25.5	29.1	(3.6)	(12)
Equipment	24.9	25.5	(0.7)	(3)
Deposit and other insurance expense	15.7	20.7	(5.0)	(24)
Marketing	21.4	16.8	4.6	27
Professional services	15.5	11.2	4.2	38
Amortization of intangibles	11.9	11.5	0.4	4
Automobile operating lease expense	2.2	2.9	(0.7)	(24)
OREO and foreclosure expense	4.1	5.0	(0.8)	(17)
Gain on early extinguishment of debt (1)	(2.6)	—	(2.6)	NR
Other expense	34.5	54.4	(19.9)	(37)

Total noninterest expense	$444.3	$462.7	$(18.4)	(4)%

(in thousands)
Number of employees (full-time equivalent)	11.4	11.2	0.3	1%
NR – Not relevant

Noninterest expense decreased $18.4 million, or 4%, from the prior quarter. This primarily reflected:

•	$19.9 million, or 37%, decrease in other expense, as the prior quarter included a $23.5 million addition to litigation reserves.

•	$5.0 million, or 24%, decline in deposit and other insurance expense, reflecting lower insurance premiums.

•	$3.6 million, or 12%, decline in net occupancy expense, reflecting seasonally lower utility and building service expense.

Partially offset by:

•	$6.1 million, or 14%, increase in outside data processing and other services, partially reflecting the conversion and integration of Fidelity Bank and the implementation of strategic initiatives.

•	$4.6 million, or 27%, seasonal increase in marketing expense.

•	$4.2 million, or 38%, increase in professional services, partially reflecting the conversion and integration of Fidelity Bank and increased consulting related expenses.

2012 Second Quarter versus 2011 Second Quarter

Table 10 – Noninterest Expense – 2Q12 vs. 2Q11

	Second Quarter		Change
(in millions)	2012	2011	Amount	%
Noninterest Expense
Personnel costs	$243.0	$218.6	$24.5	11%
Outside data processing and other services	48.1	43.9	4.3	10
Net occupancy	25.5	26.9	(1.4)	(5)
Equipment	24.9	21.9	3.0	13
Deposit and other insurance expense	15.7	23.8	(8.1)	(34)
Marketing	21.4	20.1	1.3	6
Professional services	15.5	20.1	(4.6)	(23)
Amortization of intangibles	11.9	13.4	(1.4)	(11)
Automobile operating lease expense	2.2	5.4	(3.3)	(60)
OREO and foreclosure expense	4.1	4.4	(0.3)	(7)
Gain on early extinguishment of debt	(2.6)	—	(2.6)	NR
Other expense	34.5	29.9	4.6	15

Total noninterest expense	$444.3	$428.4	$15.9	4%

(in thousands)
Number of employees (full-time equivalent)	11.4	11.5	(0.0)	(0)%
NR – Not Relevant

Noninterest expense increased $15.9 million, or 4%, from the year-ago quarter primarily reflecting:

•

$24.5 million, or 11%, increase in personnel costs reflecting increased salaries and benefits, including an increase in commissions and incentive compensation expense primarily due to improved performance metrics and results.

•	$4.6 million, or 15%, increase in other expense, reflecting a $3.1 million increase in the provision for the mortgage representations and warranties reserve.

•	$4.3 million, or 10%, increase in outside data processing and other services, primarily reflecting the implementation of strategic initiatives.

•	$3.0 million, or 13%, increase in equipment expense reflects the impact of depreciation from technology investments.

Partially offset by:

•	$8.1 million, or 34%, decline in deposit and other insurance expense, reflecting lower insurance premiums.

•	$4.6 million, or 23%, decline in professional services reflecting lower legal related expenses.

•	$3.3 million, or 60%, decline in automobile operating lease expense as the portfolio continued its planned runoff as we exited that business in 2008.

Income Taxes

The provision for income taxes in the 2012 second quarter was $49.3 million. This compared with a provision for income taxes of $52.2 million in the 2012 first quarter. The effective tax rate for the 2012 second and first quarter were 24.4% and 25.4%, respectively. At June 30, 2012, we had a net deferred tax asset of $232.4 million. Based on both positive and negative evidence and our level of forecasted future taxable income, there was no impairment to the deferred tax asset at June 30, 2012. As of June 30, 2012 and March 31, 2012, there was no disallowed deferred tax asset for regulatory capital purposes.

We anticipate the effective tax rate for 2012 to approximate 24% to 26% which includes permanent tax benefits primarily related to tax-exempt income, tax-advantaged investments, and general business credits.

Credit Quality Performance Discussion

Credit quality performance in the 2012 second quarter reflected continued improvement despite the inclusion of the FDIC-assisted Fidelity Bank portfolio. Net charge-offs (NCOs) increased slightly compared to the prior quarter. While the dollar amount of NCOs was essentially unchanged, the composition shifted within the commercial portfolio from C&I to CRE. Given the relatively low absolute level of losses, volatility of this type is to be expected. NPAs declined 1% compared to the prior quarter. Although commercial Criticized loans increased compared to the prior quarter as a result of the Fidelity acquisition, the overall portfolio excluding the acquired Fidelity loans continued to improve. Several period end metrics were also impacted by the reclassification of $1.3 billion of automobile loans to loans held for sale in anticipation of another securitization and sale in the second half of 2012.

Net Charge-Offs (NCOs)

Table 11 – Net Charge-Offs

	2012		2011
	Second	First	Fourth	Third	Second
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Net Charge-offs
Commercial and industrial	$15.7	$28.5	$10.9	$17.9	$18.7
Commercial real estate	29.2	10.5	28.4	24.4	27.6

Total commercial	44.9	39.0	39.3	42.3	46.3

Automobile	0.4	3.1	4.2	3.9	2.3
Home equity	21.0	23.7	23.4	26.2	25.4
Residential mortgage	10.8	10.6	9.7	11.6	16.5
Other consumer	7.1	6.6	7.2	6.6	7.1

Total consumer	39.4	44.0	44.6	48.2	51.2

Total net charge-offs	$84.2	$83.0	$83.9	$90.6	$97.5

Net Charge-offs – annualized percentages
Commercial and industrial	0.39%	0.77%	0.31%	0.52%	0.56%
Commercial real estate	1.92	0.72	1.91	1.60	1.77

Total commercial	0.81	0.75	0.78	0.86	0.94

Automobile	0.04	0.27	0.30	0.25	0.15
Home equity	1.01	1.15	1.15	1.31	1.29
Residential mortgage	0.82	0.82	0.77	0.97	1.44
Other consumer	6.15	5.45	5.66	5.05	5.27

Total consumer	0.83	0.95	0.92	0.99	1.08

Total net charge-offs	0.82%	0.85%	0.85%	0.92%	1.01%

Total NCOs for the 2012 second quarter were $84.2 million, or an annualized 0.82% of average total loans and leases. This was up $1.3 million, or 2%, from $83.0 million, or an annualized 0.85%, in the prior quarter.

Total C&I NCOs for the 2012 second quarter were $15.7 million, or an annualized 0.39%, down 55% from $28.5 million, or an annualized 0.77% of related loans in the prior quarter. As with prior quarters, there were no specific concentrations or geographic locations driving the losses in the quarter.

Current quarter CRE net charge-offs were $29.2 million, or an annualized 1.92% of average CRE loans. This was up $18.7 million, or 178%, from $10.5 million, or an annualized 0.72%, in the prior quarter. The vast majority of this increase was due to two larger charge-offs, with the remainder reflecting an increase from the 2012 first quarter low level.

Automobile loan and lease net charge-offs were $0.4 million, or an annualized 0.04% of related average balances, down 85% from $3.1 million, or an annualized 0.27% in the prior quarter. The significant decline in automobile net charge-offs reflected the positive impact of our continued commitment to high quality originations, the typical seasonality of the second quarter, and the continued strength in used car sales prices. We anticipate continued strength in the used car market throughout the remainder of 2012.

Residential mortgage net charge-offs in the second quarter were $10.8 million, up slightly from $10.6 million in the prior quarter. On an annualized basis, residential mortgage net charge-offs represented 0.82% of related loans, unchanged from the prior quarter.

Home equity net charge-offs were $21.0 million, or an annualized 1.01% of related average balances, down 11% from $23.7 million, or an annualized 1.15%, in the prior quarter.

Nonaccrual Loans (NALs) and Nonperforming Assets (NPAs)

Table 12 – Nonaccrual Loans and Nonperforming Assets

	2012		2011
(in millions)	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30
Nonaccrual loans and leases (NALs):
Commercial and industrial	$133.7	$142.5	$201.8	$209.6	$229.3
Commercial real estate	219.4	205.1	229.9	257.1	291.5
Residential mortgage	75.0	74.1	68.7	61.1	59.9
Home equity	46.0	45.8	40.7	37.2	33.5

Total nonaccrual loans and leases (NALs) (1)	474.2	467.6	541.1	565.0	614.2
Other real estate, net:
Residential (2)	21.5	31.9	20.3	18.6	20.8
Commercial	17.1	16.9	18.1	19.4	17.9

Total other real estate, net	38.6	48.7	38.4	38.0	38.7
Other NPAs(3)	10.5	10.8	10.8	11.0	—

Total nonperforming assets (NPAs) (2)	$523.3	$527.1	$590.3	$614.0	$652.9

NAL ratio (4)	1.19%	1.15%	1.39%	1.45%	1.57%
NPA ratio (5)	1.31	1.29	1.51	1.57	1.67

(1)	All loans acquired as part of the FDIC-assisted Fidelity Bank acquisition accrue interest as performing loans or as purchased impaired loans in accordance with ASC 310-30; therefore none of the acquired loans were reported nonaccrual on March 31, 2012 or June 30, 2012.
(2)	Residential real estate owned acquired in the FDIC-assisted Fidelity Bank acquisition are reflected in the above table effective March 31, 2012.
(3)	Other nonperforming assets represent an investment security backed by a municipal bond.
(4)	Total NALs as a % of total loans and leases.

Total nonaccrual loans and leases (NALs) were $474.2 million at June 30, 2012 and represented 1.19% of total loans and leases. This was up $6.6 million, or 1%, from $467.6 million, or 1.15%, of total loans and leases, at the end of the prior quarter.

C&I NALs decreased $8.8 million, or 6%, from the end of the prior quarter, reflecting both NCO activity and problem credit resolutions, including payoffs. The decline was associated with loans throughout our footprint, with no specific industry concentration.

CRE NALs increased $14.3 million, or 7%, from the end of the prior quarter, reflecting a small number of higher-dollar amount loans. Although we anticipate some volatility, we expect that the long-term trend will show improvement.

Total other real estate owned decreased $10.1 million, or 21%, primarily reflecting sale activity during the current quarter.

Nonperforming assets (NPAs), which include NALs, were $523.3 million at June 30, 2012, and represented 1.31% of related assets. This was down $3.8 million, or 1%, from $527.1 million at the end of the prior quarter.

Table 13 – Accruing Loans 90 Days Past Due and Troubled Debt Restructured Loans

	2012		2011
(in millions)	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30
Accruing loans and leases past due 90 days or more:
Total excluding loans guaranteed by the U.S. Government	$95.7	$60.6	$73.6	$61.0	$57.7
Loans guaranteed by the U.S. Government	85.7	94.6	96.7	84.4	77.0

Total accruing loans and leases past due 90 days or more, including loans guaranteed by the U.S.	$181.4	$155.1	$170.4	$145.4	$134.6

Ratios (1)
Excluding loans guaranteed by the U.S. government	0.24%	0.15%	0.19%	0.16%	0.15%
Guaranteed by U.S. government	0.21	0.23	0.25	0.21	0.19
Including loans guaranteed by the U.S. government	0.45	0.38	0.44	0.37	0.34

Accruing troubled debt restructured loans:
Commercial and industrial	$57.0	$53.8	$54.0	$77.5	$62.3
Commercial real estate	202.2	231.9	250.0	244.1	177.9
Automobile	34.5	35.5	36.6	37.4	29.1
Home equity	67.0	59.3	52.2	47.7	37.1
Residential mortgage	299.0	294.8	309.7	304.4	313.8
Other consumer	3.0	4.2	6.1	4.5	8.9

Total accruing troubled debt restructured loans	$662.7	$679.6	$708.6	$715.6	$628.9

Nonaccruing troubled debt restructured loans:
Commercial and industrial	35.5	26.9	48.6	27.4	29.1
Commercial real estate	55.0	39.6	22.0	46.9	48.7
Home equity	0.4	0.3	0.4	0.2	0.0
Residential mortgage	28.3	29.5	26.1	20.9	14.4
Other consumer	0.1	0.1	0.1	0.1	0.1

Total nonaccruing troubled debt restructured loans	119.4	96.5	97.1	95.4	92.3

Total troubled debt restructured loans	$782.0	$776.1	$805.7	$811.0	$721.2

(1)	Percent of related loans and leases

Total accruing loans and leases over 90 days past due, excluding loans guaranteed by the U.S. Government, were $95.7 million at June 30, 2012, up $35.1 million, or 58%, from the end of the prior quarter, and up $38.0 million, or 66%, from the end of the year-ago period. On this same basis, the over 90-day delinquency ratio was 0.24% at June 30, 2012, up 9 basis points from both the end of the prior quarter as well as year-ago quarter. The increase in the 90-day accruing loans is a result of the accounting treatment for the Fidelity purchased impaired loan portfolio. In accordance with the FASB’s ASC 310-30 accounting treatment, the loans are reported as accruing regardless of delinquency status. In the commercial portfolio, the legacy Huntington portfolio had no 90-day accruing delinquencies, consistent with our past quarterly performance.

Total troubled debt restructured loans were $782.0 million at June 30, 2012, up $5.9 million, or less than 1%, from March 31, 2012. Huntington continues to be proactive in the identification and treatment of troubled debts in both the commercial and retail portfolios.

Allowance for Credit Losses

We maintain two reserves, both of which are available to absorb inherent credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.

Table 14 – Allowance for Credit Losses

	2012		2011
(in millions)	Jun. 30	Mar. 31	Dec. 31,	Sep. 30	Jun. 30
Allow ance for loan and lease losses (ALLL)	$859.6	$913.1	$964.8	$1,019.7	$1,071.1
Allow ance for unfunded loan commitments and letters of credit	51.0	50.9	48.5	38.8	41.1

Allowance for credit losses (ACL)	$910.6	$964.0	$1,013.3	$1,058.5	$1,112.2

ALLL as a % of:
Total loans and leases	2.15%	2.24%	2.48%	2.61%	2.74%
Nonaccrual loans and leases (NALs)	181	195	178	180	174
Nonperforming assets (NPAs)	164	173	163	166	164

ACL as a % of:
Total loans and leases	2.28%	2.37%	2.60%	2.71%	2.84%
Nonaccrual loans and leases (NALs)	192	206	187	187	181
Nonperforming assets (NPAs)	174	183	172	172	170

At June 30, 2012, the ALLL was $859.6 million, down $53.5 million, or 6%, from $913.1 million at the end of the prior quarter. Expressed as a percent of period-end loans and leases, the ALLL ratio at June 30, 2012, was 2.15%, down from 2.24% at March 31, 2012. The ALLL as a percent of NALs decreased to 181% at June 30, 2012, from 195% at March 31, 2012.

At June 30, 2012, the AULC was $51.0 million, up $0.1 million, or less than 1%, from the end of the prior quarter.

On a combined basis, the ACL as a percent of total loans and leases at June 30, 2012, was 2.28%, down from 2.37% at the end of the prior quarter. The ACL allocated to the C&I portfolio specifically increased as a percentage of the total ACL as a result of the increases in balances. The ACL at the end of the 2012 second quarter as a percent of NALs decreased to 192% from 206% at the end of the prior quarter.

Capital

Table 15 – Capital Ratios

	2012		2011
(in millions)	Jun. 30	Mar. 31	Dec. 31,	Sep. 30	Jun. 30
Tangible common equity / tangible assets ratio	8.41%	8.33%	8.30%	8.22%	8.22%

Tier 1 common risk-based capital ratio	10.08%	10.15%	10.00%	10.17%	9.92%

Regulatory Tier 1 risk-based capital ratio	11.93%	12.22%	12.11%	12.37%	12.14%
Excess over 6.0% (1)	$2,841	$2,906	$2,804	$2,827	$2,707

Regulatory Total risk-based capital ratio	14.41%	14.76%	14.77%	15.11%	14.89%
Excess over 10.0% (1)	$2,113	$2,224	$2,189	$2,268	$2,156

Total risk-w eighted assets	$47,905	$46,716	$45,891	$44,376	$44,080

The tangible common equity to asset ratio at June 30, 2012 was 8.41%, up 8 basis points from the prior quarter. Our Tier 1 common risk-based capital ratio at quarter end was 10.08%, down from 10.15% at the end of the prior quarter. The regulatory Tier 1 risk-based capital ratio at June 30, 2012 was 11.93%, down from 12.22%, at March 31, 2012. This decline reflected an increase in risk-weighted assets due to balance sheet growth, the repurchasing of 6.4 million shares, and redemption of $80 million in trust preferred securities.

In the second quarter 2012, U.S. banking regulators issued proposed rules for the U.S. adoption of the Basel III regulatory capital framework. The current estimated impact is a reduction of approximately 150 basis points to the Tier 1 Common risk-based capital ratio, which on a fully-phased-in pro forma basis, is estimated to be well above the proposed capital levels.

Forward-looking Statement

This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of collateral that could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions, including impacts from the continuing economic uncertainty in the US, the European Union, and other areas; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services introduced to implement our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, timing and results of governmental actions, examinations, reviews, reforms, and regulations including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2011 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation

Use of Non-GAAP Financial Measures

This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this second quarter earnings conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.

Significant Items

From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.

Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance—i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).

“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2011 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.

Annualized data

Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-taxable equivalent interest income and net interest margin

Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per share equivalent data

Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.

Rounding

Please note that columns of data in this document may not add due to rounding.

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